Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Time Warner Telecom, Inc. (333-117757, 333-117754, 333-48084, 333-83995) of our reports dated March 16, 2006, with respect to the consolidated financial statements and schedules of Time Warner Telecom, Inc., Time Warner Telecom, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Time Warner Telecom, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

Denver, Colorado

March 16, 2006